SECURITIES AND EXCHANGE COMMISSION
WASHINGTON DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 26, 2010

CONSUMER PORTFOLIO SERVICES, INC.
(Exact Name of Registrant as Specified in Charter)

CALIFORNIA	1-11416	33-0459135
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19500 Jamboree Road, Irvine, CA 92612
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code (949) 753-6800

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.   ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On March 26, 2010, Consumer Portfolio Services, Inc. ("CPS" or the "Company") and its subsidiary Page Five Funding LLC ("Finance Sub") entered into a delayed draw Note Purchase Agreement (the "Note Purchase Agreement") and related agreements with 14 note purchasers (the "Note Purchasers"), including affiliates of Angelo, Gordon & Co., L.P. and an affiliate of Cohen & Company Securities LLC ("CCS"). The notes sold under the Note Purchase Agreement (the "Notes") are secured by automobile receivables that Finance Sub now holds or may acquire from CPS, which receivables CPS either now holds or may purchase in the future from dealers.

Under the Note Purchase Agreement, and subject to its terms and conditions, the several Note Purchasers have agreed to advance from time to time within the year 2010, but not on a revolving basis, up to $50 million to Finance Sub. Amounts outstanding under the Notes bear interest at a fixed rate of 11.00%, which may be increased by up to 3.00% upon certain defined events of default and reduced by 2.00% should the Notes receive investment grade ratings from at least two of Moody's, Standard & Poor's or Fitch. Principal payments on the Notes are due as the underlying receivables are paid or are charged off, and the full amount of any outstanding advances is due July 17, 2017, subject to acceleration upon the occurrence of certain defined events of default.

In connection with the Note Purchase Agreement, CPS has paid a closing fee of $750,000 and issued to certain of the Note Purchasers or their designees the warrants described in Item 3.02, below. The information provided in response to Item 3.02 is incorporated herein by reference.

The Company disclaims any implication that the Note Purchase Agreement and related agreements are other than agreements entered into in the ordinary course of its business.

ITEM 2.03. CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The information provided in response to items 1.01 and 3.02 is incorporated herein by reference.

The Company, through Finance Sub, first incurred indebtedness under the Note Purchase Agreement in the amount of $9,174,476.98 on March 26, 2010. The proceeds of that draw are being used for working capital.

The Company, through Finance Sub, intends to incur additional indebtedness under the Note Purchase Agreement from time to time as it purchases motor vehicle receivables from dealers.

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES

On March 26, 2010, CPS issued to certain of the note purchasers or their designees warrants (the “Series G Warrants”) to purchase an aggregate of 500,000 shares of CPS common stock, at an exercise price of $1.41 per share. The Series G Warrants were issued in consideration of the services of CCS in structuring the transaction and identifying note purchasers, and of the note purchasers' committing to fund the delayed draw notes issued under the Note Purchase Agreement, as described above in Item 1.01 of this report. The contents of Item 1.01 are incorporated by reference into this Item 3.02.

The Series G Warrants may be exercised at any time prior to ten years after their issuance. The exercise price of $1.41 per share was agreed to by reference to the prevailing market price of CPS common stock at the time that agreement in principle was reached to seek to complete the transaction described herein..  The Series G Warrants contain anti-dilution provisions and other customary provisions. Of the 500,000 Series G Warrants, 170,000 are subject to certain contingencies relating to timely funding of future draws under the Notes, and 330,000 are not.

The sale and issuance of the Series G Warrants is exempt from registration under the Securities Act of 1933, pursuant to section 4(2) thereof, as a transaction not involving a public offering.

ITEM 3.03 MATERIAL MODIFICATION TO RIGHTS OF SECURITY HOLDERS

Pursuant to existing anti-dilution provisions in warrants previously issued by CPS to Levine Leichtman Capital Partners IV, L.P. (“LLCP”), two warrants held by LLCP have been adjusted as a result of the issuance of the Series G Warrants.  The first adjusted warrant now permits the purchase of 1,611,114 shares at a price of $1.39818 per share.  Prior to the adjustment, such warrant had permitted the purchase of 1,600,991 shares at a price of $1.40702 per share.  The second adjusted warrant now permits the purchase of 285,781 shares at a nominal exercise price, and prior to the adjustment had permitted the purchase of 283,985 shares at a nominal exercise price.

ITEM 9.01                        FINANCIAL STATEMENTS AND EXHIBITS.

One exhibit is filed with this report:

10.1           Forms of Series G Warrant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CONSUMER PORTFOLIO SERVICES, INC.

Dated: April 1, 2010	By:	/s/ Jeffrey P. Fritz
Jeffrey P. Fritz Senior Vice President and Chief Financial Officer Signing on behalf of the registrant